K-TRON INTERNATIONAL, INC. Routes 55 & 553, PO Box 888 Pitman, NJ 08071-0888 (856) 589-0500 FAX (856) 582-7968 www.ktron.com E-mail: ktii@ktron.com	Exhibit 99.1 NEWS

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
E-mail: rremick@ktron.com Tel: (856) 256-3311

K-TRON REPORTS RECORD SECOND QUARTER AND SIX MONTH RESULTS

Pitman, New Jersey - - August 7, 2006 - - K-Tron International, Inc. (NASDAQ-KTII) today reported the best quarterly and first half revenues, net income and earnings per share in its history. Second quarter 2006 net income was $3.356 million, 75.2 percent higher than the $1.916 million reported in the second quarter of 2005, on a 21.6 percent increase in year-over-year second quarter revenues from $30.22 million to $36.76 million. Earnings per share (diluted) rose 69.0 percent to $1.20 from $0.71 per share (diluted) in the same period last year.

For the first six months of 2006, K-Tron reported net income of $5.673 million, earnings per share of $2.04 (diluted) and revenues of $68.88 million compared to net income of $3.559 million, EPS of $1.32 (diluted) and revenues of $58.78 million for the same period in 2005. The percentage increases versus the first six months of the prior year were 59.4 percent with respect to net income, 54.5 percent for EPS and 17.2 percent for revenues.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the first six months of 2005 were applied to the same period of 2006, the Company’s revenues would have increased approximately 19.1 percent instead of 17.2 percent, primarily due to a stronger U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s first quarter compared to the same period last year. Foreign exchange did not have a material impact on the second quarter year-to-year revenue comparison.

Commenting on the Company’s results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “K-Tron had an outstanding second quarter and first half, setting records for revenues, operating income, net income and earnings per share both for any quarter and any six month period. At the same time, net income as a percentage of revenues rose to 9.1 percent in this year’s second quarter versus 7.2 percent in the first quarter of 2006 and 6.3 percent in the second quarter of last year. This excellent performance was primarily the result of stronger business conditions and increased spending by our customers in the Americas, the contribution from four months of operations of our newly acquired Gundlach business and improved margins in our process business line, particularly in Europe and Asia, reflecting the full effect of cost reduction initiatives that we implemented last year.”

Mr. Cloues also highlighted an increase in cash and a reduction in debt during the second quarter, noting that total debt declined by $1.44 million to $15.49 million while cash grew by $3.56 million to $9.33 million. As a result, net debt (debt minus cash) decreased during the second quarter by $5.00 million to $6.16 million.

On another matter, the Company announced that for the second straight year it was included in the FORTUNE Small Business magazine’s list of the 100 Fastest-Growing Small Companies in America. The FORTUNE 100 list, which is comprised of public companies, appears in the July/August issue of FORTUNE Small Business and is also available at www.fsb.com. To compile the list, FORTUNE Small Business asked financial research firm Zacks to screen annual reports of public companies with annual revenues of less than $200 million and a stock price of more than $1. Within that group, companies were ranked based on the past three years’ earnings growth, revenue growth and stock performance. Real estate firms and banks were not considered for the list this year.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the United Kingdom, and its equipment is sold throughout the world.

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(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Revenues	$36,761	$30,224	$68,875	$58,776
Operating income	$5,356	$3,242	$9,052	$6,033
Interest (expense)	(210)	(259)	(366)	(522)
Income before income taxes	5,146	2,983	8,686	5,511
Income taxes	1,790	1,067	3,013	1 ,952
Net income	$3,356	$1,916	$5,673	$3,559
Basic earnings per share	$1.29	$0.75	$2.19	$1.40
Diluted earnings per share	$1.20	$0.71	$2.04	$1.32
Weighted average number of common shares outstanding (basic)	2,597,000	2,550,000	2,587,000	2,543,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,796,000	2,714,000	2,777,000	2,699,000